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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

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                                     FORM 15
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             Certification and Notice of Termination of Registration
           under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports Under Sections 13
                and 15(d) of the Securities Exchange Act of 1934


                          COMMISSION FILE NO. 000-22142


                                  NFRONT, INC.
             (Exact name of Registrant as specified in its Charter)

                             520 GUTHRIDGE COURT, NW
                             NORCROSS, GEORGIA 30092
                                 (770) 209-4460
          (Address, including zip code and telephone number, including area code, of registrant's principal executive offices)

                      COMMON STOCK, NO PAR VALUE PER SHARE
            (Title of each class of securities covered by this Form)

                                      NONE
           (Title of all other classes of securities for which a duty to file reports under Section 13(a) or 15(d) remains)

         Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

         Rule 12g-4(a)(1)(i)        [ X ]       Rule 12h-3(b)(1)(ii)    [ ]
         Rule 12g-4(a)(1)(ii)        [ ]        Rule 12h-3(b)(2)(i)     [ ]
         Rule 12g-4(a)(2)(i)         [ ]        Rule 12h-3(b)(2)(ii)    [ ]
         Rule 12g-4(a)(2)(ii)        [ ]        Rule 15d-6              [ ]
         Rule 12g-3(b)(1)(i)        [ X ]

         Approximate number of holders of record as of the certification or notice date: 1


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         Pursuant to the requirements of the Securities Exchange Act of 1934,
nFront, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

                                      nFRONT, INC.



Date:  February 10, 2000              /s/ Brady L. Rackley, III
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                                      Brady L. Rackley
                                      Chairman and Chief Executive Officer



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